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                       [ARTHUR ANDERSEN LLP LETTERHEAD]



                                                                    EXHIBIT (15)




To CMS Energy Corporation:

        We are aware that CMS Energy Corporation has incorporated by reference in this registration statement its Form 10-Q for the quarter ended March 31, 1997, its Form 10-Q for the quarter ended June 30, 1997, and its Form 10-Q for the quarter ended September 30, 1997, which include our reports dated May 9, 1997, August 11, 1997, and November 10, 1997, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, this report is not considered a part of the registration statement prepared or certified by our Firm or report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.




                                     /s/ Arthur Andersen LLP

Detroit, Michigan
   December 15, 1997.